Exhibit 99.1

            ANSYS, INC. ANNOUNCES SECONDARY OFFERING OF COMMON STOCK

    SOUTHPOINTE, Pa., Nov. 16 /PRNewswire-FirstCall/ -- ANSYS, Inc.
(Nasdaq: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today announced that affiliates of Willis Stein & Partners have agreed to sell 3,350,356 shares of ANSYS common stock in an offering underwritten by Goldman, Sachs & Co. The shares to be sold in this transaction represent approximately 8.7% of ANSYS' currently outstanding shares of common stock and were originally acquired by Willis Stein in connection with the Company's acquisition of Fluent Inc. in May 2006.

    The shares will be offered pursuant to the shelf registration statement that ANSYS filed and that became effective with the Securities and Exchange Commission on August 4, 2006. ANSYS will not receive any proceeds from this transaction.

    Copies of the final prospectus supplement related to the offering, when available, may be obtained from the offices of Goldman, Sachs & Co.,
Attention: Prospectus Department, 85 Broad Street, New York, New York 10004,
Fax:  (212) 902-9316 or e-mail at prospectus - ny@ny.email.gs.com.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or other jurisdiction.

    About ANSYS, Inc.

    ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 40 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,400 people and distribute ANSYS products through a network of channel partners in over 40 countries.

     ANSYS, ANSYS Workbench, CFX, AUTODYN, FLUENT and any and all ANSYS, Inc. product and service names are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries located in the United States or other countries. ICEM CFD is a trademark licensed by ANSYS, Inc. All other trademarks or registered trademarks are the property of their respective owners.

SOURCE  ANSYS, Inc.
    -0-                             11/16/2006
    /CONTACT: Investors, Lisa O'Connor, +1-724-514-1782, or lisa.oconnor@ansys.com, or Media, Kelly Wall, +1-724-514-3076, or kelly.wall@ansys.com, both of ANSYS, Inc./
    /Web site:  http://www.ansys.com/